Contact:

Daniel Carlson
Colombia Clean Power & Fuels
(415) 460-1165
dcarlson@colombiacleanpower.com

COLOMBIA CLEAN POWER & FUELS TO ACQUIRE ADDITIONAL
METALLURGICAL COAL CONCESSIONS IN COLOMBIA AND
ACCLERATE EXPLORATORY DRILLING PROGRAM

San Rafael, California – March 23, 2011 – Colombia Clean Power & Fuels, Inc. (OTC BB: CCPF, “Colombia Clean Power & Fuels” or the “Company”), an exploration-stage coal mining and clean energy technology company with headquarters in California and operations in Colombia, announced today that it has reached agreement on the acquisition of three additional coal mining concessions in the Boyacá district of Colombia, which will expand the Company’s total concession coverage to 11,038 hectares (27,276 acres) and accelerates its drilling exploration capabilities.

“We believe the acquisition of these concessions, which are located in the municipality of Otanche, not only provides us with additional prospective coal resources, but also accelerates our time to commercialization and production as the property has coal mining permits,” said Carlos J. Soto, President of the Company’s Colombian operations.

In addition to the concession acquisition agreement, Colombia Clean Power & Fuels has completed its legal and preliminary geologic due diligence and will deploy drilling exploration equipment immediately. The Company has also recently expanded its team of local geologists, including one geologist dedicated to the Otanche concession, who will direct this site’s exploratory drilling program as part of pre-feasibility work on a formal mining plan.

Consideration for these additional concessions would include payments to the sellers plus future royalties to the sellers based on production. The consummation of this transaction is subject to confirmatory drilling and final government approval, which the Company anticipates prior to the year’s end.

This announcement of the Otanche concession acquisition agreement complements the Company’s ongoing exploratory drilling program on its other concessions at the “North Block” area of Colombia.

Mr. Graham Chapman, the Company’s Chief Operating Officer, commented, “Boreholes at our North Block concessions have confirmed multiple coal seams at least 1.5 meters thick.  Samples have been sent to specialized laboratories for analysis. Our current focus is on proving coal reserves and coal quality across all of our concessions – with an emphasis on metallurgical coal reserves.  I am confident that our exploration program will demonstrate, according to bankable industry standards, that we control ample coal resources upon which to implement our strategy to become a leading integrated clean coal energy company.”

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology with headquarters in California and operations in the Republic of Colombia, South America. The Company plans to build and operate mines to extract both metallurgical coal and high-grade thermal coal, while implementing advanced coal technologies (coal gasification and coal-to-liquids), to produce and sell metallurgical coke, urea, liquid fuels, power and other clean-energy derivatives.

The Company is currently focused on coal exploration and other development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct specialized exploration work in selected concessions owned or otherwise. The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information please visit www.colombiacleanpower.com.